Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-200836) and on Form S-8 (File No. 333-222416) of Adhera Therapeutics, Inc. of our report dated April 16, 2019, relating to the consolidated financial statements of Adhera Therapeutics, Inc. (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K for the years ended December 31, 2018 and 2017.

/s/ SQUAR MILNER LLP

Los Angeles, California

April 16, 2019